UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2011
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania	17402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 717-757-7660
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
Employment Agreement with Stephen Byers
On May 2, 2011, The Bon-Ton Stores, Inc. (the “Company”) entered into a new Employment Agreement (the “2011 Agreement”) with Stephen Byers, the Company’s Executive Vice President, Stores, Visual & Loss Prevention.
The description of the material terms of the 2011 Agreement set forth below is qualified in its entirety by the 2011 Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
The 2011 Agreement replaces an Employment Agreement dated as of February 1, 2009 (the “2009 Agreement”), which expired April 30, 2011. The 2011 Agreement provides that the term shall be for one year and shall renew for successive one-year terms beginning May 1st of each year, unless terminated by either party pursuant to the terms of the 2011 Agreement.
Pursuant to the 2011 Agreement, Mr. Byers shall receive a base salary effective May 1, 2011 through April 28, 2012 at an annual rate of $510,000, and effective April 29, 2012, at an annual rate of $470,000. This base salary is subject to review during the term of the 2011 Agreement and may be increased in the sole discretion of the Company.
The 2011 Agreement provides that Mr. Byers is eligible for a bonus under The Bon-Ton Stores, Inc. Cash Bonus Plan under the following parameters: beginning with fiscal year 2012, a target bonus of 50% of base salary in effect on the last day of the fiscal year, with threshold and maximum bonuses as determined by the Company’s Human Resources and Compensation Committee of the Board of Directors (the “HRCC”), and for fiscal year 2011, a target bonus prorated between the 100% target established by the 2009 Agreement for the first three months of the fiscal year and a 50% target for the remaining nine months of the fiscal year. The performance measures to be utilized and the weighting of these performance measures will be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.
Mr. Byers is also eligible to participate in plans and programs that are generally made available to the other employees of the Company.
The 2011 Agreement provides that in the event of termination without cause or resignation for good reason, Mr. Byers will receive a severance payment equal to one and one-half years of his base salary and will receive a stipend equal to the cost of COBRA premiums for medical and dental coverage for one and one-half years. It also provides that if, prior to February 1, 2014, the Company exercises its right not to renew the Employment Agreement and the Company and Mr. Byers do not enter into a new employment agreement and Mr. Byers is terminated without cause or resigns for good reason, he will be entitled to a severance payment equal to one year of his base salary. The severance payment is contingent on Mr. Byers signing and not timely revoking a general release of claims.

Upon a “Change of Control” (as such term is defined in the 2011 Agreement), (1) stock options and restricted shares held by Mr. Byers shall vest if Mr. Byers is discharged without cause or resigns for good reason and (2) Mr. Byers is prohibited from resigning for good reason for a period of six months following the Change of Control. If following a Change of Control he is discharged without cause or resigns for good reason within two years of the Change of Control, Mr. Byers will receive a severance payment equal to one and one-half times his average base pay for the most recently completed three years plus one and one-half times the average bonus paid to him for the most recently completed three years. The Change of Control severance payment is contingent on Mr. Byers signing and not timely revoking a general release of claims.
Mr. Byers’s 2011 Agreement contains a non-competition clause that, during Mr. Byers’s employment and for a period of nine months after termination of his employment, prohibits Mr. Byers from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the 2011 Agreement. Mr. Byers’s Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Stephen Byers
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

By:	/s/ Keith E. Plowman Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Dated: May 4, 2011